December 27, 2000

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Fidelity Bancorp, Inc., the holding company for Fidelity Federal Savings Bank, which will be held on January 24,
2001 at 10:00 a.m., local time, at our corporate offices, which are located at 5455 West Belmont, Chicago, Illinois.

As described in the enclosed proxy statement, matters scheduled to be presented for stockholder action at the annual meeting include the election of two Class I directors and the ratification of Crowe, Chizek and Company LLP as our independent auditors for the fiscal year ending September 30, 2001. Our officers will also present a report on our operations at the meeting. Directors, executive officers and representatives of our independent auditors will be present to respond to appropriate questions.

The board of directors has determined that approval of the matters to be considered at the meeting is in the best interest of the company and its stockholders. For the reasons set forth in the proxy statement, the board unanimously recommends a vote "FOR" each matter to be considered.

We hope you will be able to attend the annual meeting in person.
Whether or not you expect to attend, we urge you to sign, date and return the enclosed proxy card so that your shares will be represented.

On behalf of the board of directors and all of our employees, I wish to thank you for your interest and support. I look forward to seeing you at the annual meeting.

Sincerely yours,


Raymond S. Stolarczyk
Chairman of the Board and Chief Executive Officer

5455 West Belmont Avenue, Chicago, Illinois 60641
(773) 736-4414

FIDELITY BANCORP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 24, 2001



NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Fidelity Bancorp, Inc. will be held on January 24, 2001, at 10:00 a.m., local time, at our corporate offices, which are located at 5455 West Belmont Avenue, Chicago, Illinois.

The annual meeting is for the purpose of considering and voting upon the following matters:

1. The election of two Class I directors for terms of three years each;

2. The ratification of Crowe, Chizek and Company LLP as our independent auditors for the fiscal year ending September 30, 2001; and

3. Other matters as may properly come before the annual meeting or any adjournments or postponements of the meeting.

The board of directors fixed December 1, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the meeting. Only holders of record of our common stock as of the close of business on that date will be entitled to vote at the annual meeting or any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, it may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors



Judith K. Leaf
Corporate Secretary
Chicago, Illinois
December 27, 2000

FIDELITY BANCORP, INC.
______________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
January 24, 2001
_______________________

Solicitation and Voting of Proxy

This proxy statement is being furnished to stockholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting to be held on January 24, 2001 at our corporate offices located at 5455 West Belmont Avenue, Chicago, Illinois at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The 2000 annual report to stockholders on Form 10-K, including the consolidated financial statements for the fiscal year ended September 30, 2000, accompanies this proxy statement, which is first being mailed to stockholders on or about December 27, 2000.

It is important that holders of a majority of the outstanding shares be represented by proxy or be present in person at the annual meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it, signed and dated, in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card.
All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxy. If no instructions are indicated, properly executed proxies will be voted for the nominees and for adoption of the proposal set forth in this proxy statement.

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the annual meeting or any adjournments or postponements of the meeting.

A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with our corporate secretary, by delivering to us a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

We will bear any cost of solicitation of proxies on behalf of management. Proxies may be solicited personally or by telephone by our directors, officers and regular employees, without any additional compensation. We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners, and will reimburse the holders for their reasonable expenses.

Voting Securities

The securities which may be voted at the annual meeting consist of shares of common stock, with each share entitling its owner to one vote on all matters to be voted on at the annual meeting, except as described below.

The board of directors has fixed the close of business on December 1, 2000 as the record date for the determination of stockholders of record entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting. There were 2,017,285 shares of common stock outstanding on the record date.

As provided in our Certificate of Incorporation, holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock (referred to as the limit") are not entitled to any vote in respect of the shares held in excess of the limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, the person or entity. Our Certificate of Incorporation authorizes the board of directors to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and to demand that any person who is reasonably believed to beneficially own common stock in excess of the limit supply information us to enable the board to implement and apply the limit.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock entitled to vote (after subtracting any shares held in excess of the limit pursuant to our Certificate of Incorporation) is necessary to constitute a quorum at the annual meeting.

As to the election of directors, the proxy being provided by the board of directors enables a stockholder to vote for the election of the nominees proposed by the board, or to withhold authority to vote for one or more of the nominees. Under Delaware law and our Certificate of Incorporation and bylaws, directors are elected by a plurality of votes cast, without regard to broker non-votes or proxies as to which authority to vote for one or both of the nominees is withheld.

Under our Certificate of Incorporation and bylaws, unless otherwise required by law, all other matters voted on by stockholders at the annual meeting shall be determined by a majority of the votes cast, without regard to either broker non-votes or proxies marked "ABSTAIN" as to that matter.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to those persons we believe to be beneficial owners of more than 5% of the outstanding shares of common stock on December 1, 2000. The information below is based upon reports regarding ownership required to be filed with us and with the Securities and Exchange Commission in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, by the beneficial owner.


Name and Address of       Amount and Nature of         Percent of
Beneficial Owner          Beneficial Ownership         Class
Fidelity Federal Savings  271,708                      13.47%
Bank Employee Stock
Ownership Plan and Trust
5455 W. Belmont Avenue
Chicago, Illinois  60641

First Manhattan Co.       198,867                       9.86%
437 Madison Avenue
New York, New York  10022

Raymond S. Stolarczyk     182,780                       9.06%
Chairman of the Board and
Chief Executive Officer of
Fidelity Bancorp, Inc.
5455 W. Belmont Avenue
Chicago, Illinois  60641

Franklin Resources, Inc.  128,300                       6.36%
777 Mariners Island Blvd.
San Mateo, CA  94403

Dimensional Investors     124,000                       6.15%
1299 Ocean Avenue
Santa Monica, CA  90401

(1) The Human Resource Policy Committee of the board of directors has been appointed to administer the ESOP. An unrelated financial institution has been appointed as the corporate trustee for the ESOP. The committee may instruct the trustee regarding investment of funds contributed to the ESOP. The trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the record date, 272,074 shares of common stock in the ESOP had been allocated to participating employees. Of these, 19,242 shares had been disbursed to retiring participants. Under the ESOP, unallocated shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated shares so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.
(2) Based upon the institutional holders summary at www.nasdaq.com, a website maintained by The Nasdaq Stock Market, Inc.
(3) Excludes 26,996 shares held by Bonnie J. Stolarczyk, spouse of Raymond S. Stolarczyk. Ms. Stolarczyk, a director of Fidelity Savings, resigned as a director of Fidelity Bancorp on March 1, 2000.

Election of Directors

Pursuant to our bylaws, the number of directors of Fidelity Bancorp is set at six unless otherwise designated by the board of directors. Each of the six members of the board of directors also presently serves as a director of Fidelity Savings. Directors are elected for staggered terms of three years each, with a term of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The two nominees proposed for election as Class I directors at the annual meeting are Paul J. Bielat and Richard J. Kasten.
These nominations are not being proposed pursuant to any agreement or understanding between us and any person.

In the event that any nominee is unable to serve or declines to serve for any reason, the proxies will be voted for the election of another person as may be designated by the present board of directors.

The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the board of directors.


The board of directions recommends a vote for the nominees named in this proxy statement.

Information with Respect to the Nominees, Continuing Directors and Other Executive Officers

The following table and related biographical information sets forth the names of the nominees,continuing directors and executive officers, as well as their ages. It also contains a brief description of their business experience for the past five years, including present occupation and employment, the year in which each became a director and the year in which their term (or in the case of the nominees, their proposed term) as director of Fidelity Bancorp expires. The table also sets forth the amount of our common stock and the percent beneficially owned by each nominee, director and executive officer and all directors and executive officers as a group as of November 16, 2000. No director is related to any other director or executive officer of Fidelity Bancorp by blood, marriage or other family relationship.

                                                Amount and Nature
                         Expiration of Term     of Beneficial
Name                     as Director            Ownership             Percent of Class
Nominees
Class I

Paul J. Bielat           2004                    31,229                    1.55%
Director

Richard J. Kasten        2004                     5,482                      *
Director

Continuing Directors
Class II

Edward J. Burda          2002                     4,982                      *
Director

Patrick J. Flynn         2002                    10,229                      *
Director

Class III

Thomas E. Bentel         2003                    81,829                    4.06%
President and Chief
Operating Officer

Raymond S. Stolarczyk    2003                   182,780                    9.06%
Chairman of the Board
and Chief Executive
Officer

Other Executive Officers

Elizabeth A. Doolan                              12,744                      *
Vice President Finance
and Chief Financial Officer

All directors and executive                     329,275                    16.32%
officers as a group
(7 individuals)

*Does not exceed 1.0% of Fidelity Bancorp's voting securities.

(1) Each person effectively exercises sole (or shares with spouse or other immediate family member)voting and disposition power as to shares reported. Includes 4,982 presently exercisable options for each of Messrs. Bielat, Flynn, Burda and Kasten, under the Fidelity Bancorp, Inc. 1993 Stock Option Plan for Outside Directors. Includes 90,684 and 53,072 presently exercisable options granted to Messrs. Stolarczyk and Bentel, respectively, under our 1993 Incentive Stock Option Plan. Also, includes 18,375 and 18,488 shares awarded to Messrs. Stolarczyk and Bentel, respectively, under the ESOP as of December 31, 1999.
(2) Mr. Kinney served as our Senior Vice President-Finance and Chief Financial Office until he retired on April 29, 2000. As of November 16, 2000, Mr. Kinney did not own any of our common stock.

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2000, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended September 30, 2000.

Nominees I

Paul J. Bielat, age 61, has been a director of Fidelity Savings since 1992 and of Fidelity Bancorp since 1993. He is a principal in Compliance Assistance Partners, Inc., a firm engaged in the business of advising banks and thrift institutions regarding regulatory compliance. From 1982 to 1991 he held the position of Senior Vice President and Treasurer of the Federal Home Loan Bank of Chicago.

Richard J. Kasten, age 62, has been a director of Fidelity Bancorp since 1998 and was elected director of Fidelity Bancorp in 2000. He was a partner with Ernst & Young when he retired in 1989. Mr. Kasten was the president and owner of a fastener manufacturing company from 1990 to 1996 following his retirement from Ernst and Young. He is a member of the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants.

Continuing Directors

Class II

Patrick J. Flynn, age 58, has been a director of Fidelity Savings and of Fidelity Bancorp since 1993. He is the Executive Vice President Strategic Planning of McDonalds USA. Mr. Flynn is also a director of Chipotle Mexican Grill and Donato's Pizza. He is a director of Link Unlimited, a non-profit organization.


Edward J. Burda, age 62, has been a director of Fidelity Savings since 1997 and was elected director of Fidelity Bancorp in 2000. He is the president and owner of Stangard Steel Corporation, an importer of high grade tool steel that is distributed nationally and internationally.

Class III

Thomas E. Bentel, age 54, became Fidelity Savings Chief Operating Officer in 1987, President in 1991 and has held those same positions for Fidelity Bancorp since 1993. Mr. Bentel was appointed a director of Fidelity Savings in 1988 and of Fidelity Bancorp in 1997. Since 1988 he has served as President and director of Fidelity Corporation, a wholly owned subsidiary of Fidelity Savings. Previously, he was Executive Vice President of Heritage Bancorporation of Chicago. Mr. Bentel is a director of the Illinois League of Financial Institutions and a director and Treasurer of the Chicagoland Association of Financial Institutions.

Raymond S. Stolarczyk, age 62, joined Fidelity Savings in 1975 as Vice President-Finance. Prior to 1975, he worked as a Financial Specialist at Ernst & Young. He was promoted to President and director of Fidelity Savings in 1981 and Chief Executive Officer of Fidelity Savings in 1985. In 1991 the board of directors appointed him Chairman of the Board for both Fidelity Savings and Fidelity Corporation, a wholly owned subsidiary of Fidelity Savings. In 1993 Mr. Stolarczyk assumed the position of Chairman of the Board and Chief Executive Officer of Fidelity Bancorp.
Mr. Stolarczyk also holds the position of director of the Federal Home Loan Bank of Chicago and is the Chairman of its Audit Committee. He is the Chairman of the Illinois League of Financial Institutions Trust, elected in 1999. Mr. Stolarczyk also maintains memberships in the Illinois Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Other Named Executive Officers

Elizabeth A. Doolan, age 37, became the Vice President Finance and Chief Financial Officer for Fidelity Bancorp and Fidelity Savings in 2000. She joined Fidelity Savings as Accounting Manager in 1993 and was promoted to Controller in 1997. Prior to joining Fidelity Savings, Ms. Doolan was a Senior Audit Manager in Financial Services at KPMG Peat Marwick, LLP, where she worked for seven years. Ms. Doolan is a member of the American Institute of Certified Public Accountants, the Illinois Society of Certified Public Accountants and the Financial Managers Society.

Meetings of the Board and Committees of the Board

The board of directors conducts its business through meetings of the board and through activities of its committees. During fiscal 2000, the board of directors held nine meetings. Each of the directors attended at least 75% of the total number of the board meetings held and committee meetings on which such director served during fiscal 2000. The boards of directors of Fidelity Bancorp and Fidelity Savings maintain a number of committees, some of Fidelity Bancorp s committees are described below:

Audit Committee. The Audit Committee consists of Messrs. Bielat (Chair), Flynn and Kasten. The committee recommends independent auditors to the board, reviews the results of the auditors' services and reviews with management the systems of internal control and internal audit reports. The Audit Committee met three times in fiscal 2000. The committee has adopted a written charter, which is attached to this proxy statement as Exhibit A.

Human Resource Policy Committee. The Human Resource Policy Committee consists of Messrs. Flynn (Chair), Bielat and Burda. The purpose of the committee is to recommend the compensation, pension, benefit and other human resource policies and programs for key executive management personnel to the full board, and to monitor compliance with Fidelity Savings policies and applicable laws and regulations. This committee met three times in fiscal 2000.

Nominating Committee. The Nominating Committee for the 2000 annual meeting consisted of Messrs. Flynn, Burda and Bentel. The committee considers and recommends the nominees for director to stand for election at our annual meeting. Our Certificate of Incorporation and bylaws also provide for stockholder nominations of directors. Such nominations must be in writing and must otherwise comply with the provisions of Section 6 of our bylaws. See "Additional Information - Stockholder Proposals - Bylaw
Requirements.   The Nominating Committee met once in fiscal 2000.

Directors' Compensation

We do not pay fees for service on the board of directors of Fidelity Bancorp. However, for calendar year 2000, each outside director of Fidelity Savings was paid a monthly retainer of $675 plus a fee of $675 for each board meeting attended. The chairperson of each committee of the board of Fidelity Savings received $325 for each committee meeting attended and committee members received a fee of $275 for each meeting attended. Directors who are officers or executives of Fidelity Savings received no fees for meetings attended.

Executive Compensation

Human Resource Policy Committee Report of Executive Compensation

The incorporation by reference of this proxy statement into any document filed by us with the Securities and Exchange Commission shall not be deemed to include the following report or stock performance graph and related information unless such report and graph are specifically stated to be incorporated by reference into such document.

Under rules established by the Securities and Exchange Commission, we are required to provide certain data and information with regard to the compensation and benefits provided to our Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Human Resource Policy Committee, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

Compensation Report. The Human Resource Policy Committee is responsible for establishing the compensation levels and benefits of executive officers of Fidelity Bancorp and Fidelity Savings. The committee is comprised solely of independent directors. The board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with our performance, the compensation policy, competitive practices and the requirements of appropriate regulatory agencies. Non-employee directors who do not sit on the committee also participate in executive compensation decision-making through the review and ratification of the committee's recommendations.

Executive Compensation Policy. For the past fiscal year, the committee established the following goals for consideration in setting executive officer compensation:

To provide motivation for the executives to increase stockholder value by linking a portion of their compensation to income and other key metrics;

To provide financial rewards for those executives whose performance had a significant impact on corporate profitability;

To reward individual performance and the performance of Federal
Savings; and

To provide competitive compensation in order to attract and retain key personnel.

At the conclusion of fiscal 1999, two of the compensation issues addressed by the committee with respect to the executive officers were the decision to grant a cash bonus based upon financial results and the determination of appropriate levels of executive compensation for calendar 2000. To evaluate the accomplishments achieved by the executives for fiscal year 1999, the committee took into consideration several key financial goals as stated in our 1999 Financial Plan. We achieved the established goals relating to total net income and earnings per share. Deposit growth and loans originated, two other factors considered by the committee, also surpassed expectations. In addition, we achieved
these goalswhile maintaining safety and soundness standards.   As
a result of these accomplishments and the fact that one of the committee's objectives was to reward executive officers for their positive impact on corporate profitability, the committee approved the granting of a cash bonus for Raymond S. Stolarczyk, Chairman of the Board/Chief Executive Officer, Thomas E. Bentel, President/Chief Operating Officer and James R. Kinney, Senior Vice President-Finance, in the amounts of $64,890, $42,150 and $25,100, respectively. Mr. Kinney retired from Fidelity Bancorp and Fidelity Savings on April 29, 2000.

During the calendar year 1999, the executive officers compensation consisted of base salary and an executive cash bonus plan. For purposes of determining appropriate levels of compensation for our executive officers for the calendar year 2000, the committee retained an independent consultant to review comprehensive compensation paid to top executives of other thrifts and banks with total assets and performance results comparable to ours. As a result of this study, the committee determined not to change the composition of executive compensation, but to link it more closely to our results. The committee did this by maintaining the base salaries of the top three executives at their 1999 levels and increasing the percentage of the cash bonus that would be available to the executives if our fiscal 2000 financial goals were achieved.

Chief Executive Officer.  The committee maintained the Chief
Executive Officer s base salary at its 1999 level of $222,800 and increased his potential cash incentive for 2000 to 35% of base salary, up 5% from the 1999 level.

Other Executive Officers. The base salary of the President/Chief Operating Officer and the SeniorVice President-Finance were also maintained at the 1999 levels of $173,700 and $129,300, respectively. The potential cash incentive for 2000 was set at 30% of base salary for the President/Chief Executive Officer and 25% for the Senior Vice President-Finance, each a 5% increase over 1999 levels.

Human Resource Policy Committee:
Patrick J. Flynn (Chair)
Paul J. Bielat
Edward J. Burda

Stock Performance Graph


The following table shows a comparison of our cumulative return since our initial public offering with the cumulative total returns of both a broad market and a peer group index. The broad market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan holding companies. The data was supplied by Media General Financial Services.


                                 9/30/94  9/30/95   9/30/96   9/30/97   9/30/98   9/30/99   9/30/00
Fidelity Bancorp Inc. (FBCI)     100.00   117.51    136.11    215.99    182.71    147.73    136.37
Peer Group Index                 100.00   128.54    154.39    261.98    231.16    222.32    211.33
Broad Market Index               100.00   121.41    141.75    192.67    200.23    323.92    364.95


Summary Compensation Table

The following table sets forth the compensation paid by us, including any of our subsidiaries, for services during the past three fiscal years, to the Chief Executive Officer and our two other officers who received a total annual salary and bonus in excess of $100,000 for the fiscal year ended September 30,2000.

                                     Annual Compensation              Awards           Payouts
                                                                           Securities
                                                               Restricted  Underlying          All Other
                                                Other Annual   Stock       Options/    LTIP    Compen-
Name and Principal    Fiscal                    Compensation   Awards      SARs        Payouts sation
Position              Year   Salary($)1 Bonus($)      ($)        ($)         (#)         ($)      ($)2
Raymond S. Stolarczyk 2000   $222,800   $15,000     --            --        --           --     $307,781
Chairman of the       1999    220,950    64,890     --            --        --           --      379,173
Board and Chief       1998    206,785      --       --            --        --           --      323,528
Executive Officer

Thomas E. Bentel      2000   $173,700   $12,000     --            --        --           --     $309,674
President and Chief   1999    172,249    42,150     --            --        --           --      381,913
Operating Officer     1998    161,556      --       --            --        --           --      326,382

James R. Kinney (3)   2000   $ 86,283   $  --       --            --        --           --     $242,858
Senior Vice President 1999    128,219    25,100     --            --        --           --      297,984
Finance and Chief     1998    119,893      --       --            --        --           --      252,298
Financial Officer


(1)Variance between 1999 and 2000 salaries for Messrs. Stolarczyk and Bentel due to payroll scheduling.
(2)Represents the fair market value of shares granted under the ESOP on the respective allocation date. In addition, the amount for Mr. Kinney includes $181,940, which was paid to him pursuant to the Supplemental Executive Retirement Plan.
(3)Mr. Kinney retired from Fidelity Bancorp and Fidelity Savings on April 29, 2000.

Employment Agreements


We have employment agreements with Messrs. Stolarczyk and Bentel. The employment agreements are intended to ensure that we will be able to maintain a stable and competent management team. The employment agreements provide for three year terms. Commencing on the expiration of the term and continuing each anniversary date thereafter, the term of each agreement is automatically extended for an additional year unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of the respective executive. In addition to specifying base salary, which is subject to annual review by the board of directors, the employment agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by us for cause at any time. In the event we choose to terminate the executive's employment for reasons other than for cause or disability, or in the event of the executive's resignation upon: (i) failure to re-elect the executive to his current office; (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment or material reduction in benefits or perquisites; (iii) the liquidation or dissolution of Fidelity Bancorp or Fidelity Savings; or (iv) a breach of the agreement by us, the executive or, in the event of death, his beneficiary, is entitled to receive an amount equal to the remaining payments, including base salary,bonuses and other payments and health benefits due under the remaining term of the respective agreement.

If termination of employment follows a change in control of Fidelity Bancorp or Fidelity Savings, as defined in the agreements, the executive or, in the event of death, his beneficiary, would be entitled to a payment equal to the greater of: (i) payments due for the remaining term of the agreement or
(ii) three times his average annual compensation over the three years preceding his termination of employment. We would also continue the executive's life, health and disability coverage for the remaining unexpired term of the agreement to the extent allowed by the plans or policies maintained by us from time to time. In the event of a change in control, based upon the past fiscal year's salary and bonus, Messrs. Stolarczyk and Bentel would receive approximately $658,000 and $513,000 respectively, in severance payments, in addition to other cash and noncash benefits, under the agreements. We have guaranteed payments to the executive under Fidelity Savings agreements in the event that payments or benefits are not paid by Fidelity Savings.

Defined Benefit Plan

Fidelity Savings maintains a non-contributory defined benefit plan. All employees credited with 1,000 or more hours of employment during a twelve month period with Fidelity Savings and have attained age 21 are eligible to participate in the retirement plan.

At the normal retirement age of 65 years old, the retirement plan is designed to provide a life annuity guaranteed for 10 years. The retirement benefit provided is based on the highest consecutive five-year average salary and years of benefit service, as shown in the following table. Retirement plan benefits are also payable upon termination due to late retirement and death. Upon termination of employment, other than as specified above, a participant who was employed by Fidelity Savings for a minimum of five years is eligible to receive his or her accrued benefit, reduced for early retirement, or a deferred retirement benefit commencing on the participant's normal retirement date. Benefits are payable in various annuity forms, as well as in the form of a single lump sum payment. Fidelity Savings made two contributions totaling $470,020 to the plan for the fiscal year ended September 30, 2000. Under the applicable accounting rules, Fidelity Savings accrued $120,950 with respect to the retirement plan for the twelve month period ended September 30, 2000.

The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his of her retirement benefit in the standard form, assuming various specified levels of plan compensation and various specified years of credited service.


                    15 Years      20 Years      25 Years      30 Years       35 Years
Average             Credited      Credited      Credited      Credited       Credited
Compensation        Service       Service       Service       Service        Service
$25,000             $3,750        $5,000        $6,250        $7,000         $8,750
 50,000              7,500        10,000        12,500        15,000         17,500
 75,000             11,250        15,000        18,750        22,500         26,250
100,000             15,000        20,000        25,000        30,000         35,000
150,000             22,500        30,000        37,500        45,000         52,500


The following table sets forth the years of credit service (i.e., benefit service) as of the fiscal year ended September 30, 2000, for each of the executive officers.


                               Credited Service
                               Years            Months
Raymond S. Stolarczyk          24               0

Thomas E. Bentel               18               0


Supplemental Executive Retirement Plan

Fidelity Savings also maintains a Supplemental Executive Retirement Plan, a nonqualified, unfunded retirement program within the meaning of ERISA. The SERP is intended to provide retirement benefits and preretirement death and disability benefits to Raymond S. Stolarczyk and Thomas E. Bentel. Fidelity Savings accrued $77,354 with respect to the SERP for the fiscal year ended September 30, 2000.

At the normal retirement age of 65 years old, the SERP is designed to provide a 20 year fixed annuity payable monthly. This amount shall represent 55% of the average compensation of the participant as of his normal retirement date, reduced by the actuarial equivalent of the benefit actually payable to the participant under the retirement plan.

A participant who separates from service prior to the normal retirement date shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, determined at the time of separation. Accrued benefit means the supplemental benefit of a participant, payable in the normal form, multiplied by a fraction the numerator of which is the number of completed years of participation on the date of determination and the denominator of which is the number of his or her expected completed years of participation projected to his or her normal retirement date. A participant shall, at all times, be 100% vested in his or her accrued benefit.

If a participant dies prior to the time benefits under the SERP commence, the amount of his pre-retirement death benefit shall be equal to the value of the supplemental benefit calculated as if the participant had terminated his employment on his or her normal retirement date. If a participant becomes disabled prior to the normal retirement date, he or she shall be entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, calculated as if such participant had terminated employment on that date.
Incentive Stock Option Plan

We maintain the Incentive Stock Option Plan, which provides discretionary awards to certain officers and key employees as determined by the Human Resource Policy Committee, which administers the option plan. No grants were made under the option plan in the fiscal year ended September 30, 2000. The following table provides certain information with respect to the number of shares of common stock represented by outstanding stock options held by the named executive officers as of September 30, 2000. Also reported are the values for "in-the-money" options, which amounts represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of common stock. During the fiscal year ended September 30, 2000, no options were exercised by Messrs. Stolarczyk or

Bentel.

                 Aggregate Option Exercises in Fiscal Year
                               and Fiscal Year-end Option Values

                                                 Number of Securities
                      Shares                     Underlying Unexercised       Value of Unexercised
                      Acquired                   Options at Fiscal            In-The-Money Options
                      on            Value        Year End (#) (1)             at Fiscal Year End (4)(2)
                      Exercise      Realized
Name                  (#)           ($)          Exercisable  Unexercisable   Exercisable  Unexercisable
Raymond S. Stolarczyk     0         $16,486       90,486          0           $697,133          $0

Thomas E. Bentel          0               0       53,072          0            407,991           0

James R. Kinney (3)       0               0            0          0                  0           0


(1) All options will expire ten years from the date of grant.
(2) Represents the per share market value of the common stock at fiscal year end ($17.6875) minus the exercise price per share ($10.00).
(3) Mr. Kinney retired from Fidelity Bancorp and Fidelity Savings on April 29, 2000.

Transactions With Certain Related Persons

The Financial Institutions Reform, Recovery and Enforcement Act of 1989, requires that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of Fidelity Savings capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

Any loans made by Fidelity Savings to our directors and officers are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 2000, Edward J. Burda, a director of Fidelity Bancorp and Fidelity Savings, had a residential mortgage with Fidelity Savings with a $112,111 balance. The terms of the mortgage are comparable with terms of loans made to other unrelated persons.

Audit Committee Report

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by

Fidelity Bancorp shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financials and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2000 with our management and Crowe, Chizek and Company LLP, our independent auditors. The committee has also discussed with Crowe Chizek the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and Crowe Chizek, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending September 30, 2000 for filing with the Securities and Exchange Commission.

Audit Committee:

Paul J. Bielat (Chair)
Patrick J. Flynn
Richard J. Kasten

Ratification of Appointment of Independent Auditors

Our independent auditors for the fiscal year ended September 30, 2000 were Crowe, Chizek and Company LLP. Our board of directors has reappointed Crowe Chizek to continue as independent auditors for us for the fiscal year ending September 30, 2001. The stockholders have the opportunity to ratify the appointment of Crowe Chizek through voting for the appointment on the enclosed proxy. If the appointment is not ratified by our stockholders, the board of directors will take this under advisement and may reevaluate the appointment.

In 1999, we replaced KPMG LLP with Crowe Chizek as our independent auditors for the fiscal year ending September 30, 2000. The decision to engage new auditors was recommended by our Audit Committee and approved by the board of directors based upon the periodic review of our accounting and tax service providers.

The reports of KPMG on our consolidated financial statements for the years ended September 30, 1999 and September 30, 1998 did not contain an adverse opinion or a disclaimer of opinion, and the reports were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for each of the fiscal years ended September 30, 1999 and September 30, 1998, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG would cause KPMG to make reference to the matter in their report.

During the fiscal years ended September 30, 1999 and September 30, 1998, we did not consult Crowe Chizek regarding any matter that was either the subject of disagreement or a reportable event, nor did we consult Crowe Chizek regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements and no written report or oral advice was provided which was an important factor considered in reaching a decision as to any accounting, auditing or financial reporting issue.

Representatives from Crowe Chizek will be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the annual meeting.

The Board of Directors Recommends a Vote For The Ratification of
The Appointment of The Independent Auditors

Additional Information

Other Matters Which May Properly Come before the Annual Meeting

The board of directors knows of no business that will be presented for consideration at the annual meeting other than as stated in this proxy statement and the attached notice. If, however, other matters are properly brought before the annual meeting, it is the intention of the proxy holders to vote the shares represented by the proxies on such matters in accordance with their best judgment.

Stockholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the annual meeting to be held in 2002, stockholder proposals must be received by our corporate secretary at the address set forth on the first page of this proxy statement, not later than August 28, 2001. Any such proposal will be subject to the provisions of our bylaws and the Securities Exchange Act's rules and regulations.

Bylaw Requirements. Section 6 of our bylaws provides an advance notice procedure for a stockholder to properly nominate directors or bring other business before an annual meeting. The stockholder must give advance written notice to our corporate secretary not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which our notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by a stockholder must include the stockholder's name and address, as it appears on our record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the board, certain additional information regarding the nominee must also be provided, as set forth in
Section 6 of the bylaws. Additionally, we are not required to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established under applicable state laws and the rules and regulations of the Securities and Exchange Commission in effect at the time such proposal is received.

By order of the board of directors



Judith K. Leaf

Corporate Secretary
Chicago, Illinois
December 27, 2000


You Are Cordially Invited To Attend The Annual Meeting In Person.
Whether Or Not You Plan To Attend The Annual Meeting, You Are
Requested To Sign And Promptly Return The Accompanying Proxy In
The Enclosed Postage-Paid Envelope